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                                                                    EXHIBIT 99.1
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STRICTLY CONFIDENTIAL

                                [DIAMOND TRIUMPH LOGO]

             DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES 2002 RESULTS

KINGSTON, PA - APRIL 2, 2003 - DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCED TODAY THAT NET SALES FOR THE YEAR ENDED DECEMBER 31, 2002 INCREASED $0.2 MILLION, OR 0.1%, TO $201.6 MILLION AS COMPARED TO $201.4 MILLION FOR THE YEAR ENDED DECEMBER 31, 2001. NET INCOME FOR 2002 DECREASED BY $5.1 MILLION, OR 102%, TO ($0.1) MILLION LOSS FROM $5.0 MILLION INCOME IN 2001. EBITDA FOR 2002 DECREASED BY $9.5 MILLION, OR 44.2%, TO $12.0 MILLION FROM $21.5 MILLION FOR 2001.

                        Diamond Triumph Auto Glass, Inc.

                                 ($ in Millions)

                                                               YEAR ENDED
                                                               DECEMBER 31,
                                                               ------------
                                                         2002              2001
                                                         ----              ----

Net Sales                                               $201.6            $201.4
Cost of Sales                                             59.5              58.1
                                                        ------            ------
Gross Profit                                             142.1             143.3
Operating Expenses                                       133.3             124.5
                                                        ------            ------
Income From Operations                                  $  8.8            $ 18.8
                                                        ======            ======


Net (Loss) Income                                       ($ 0.1)           $  5.0
                                                        ======            ======
EBITDA (1)                                              $ 12.0            $ 21.5
                                                        ======            ======
Total Long-Term Debt                                    $ 93.0            $100.0
                                                        ======            ======




NORM HARRIS, DIAMOND TRIUMPH'S CHIEF EXECUTIVE OFFICER, HAD THE FOLLOWING COMMENTS REGARDING THE COMPANY.

"THE COMPANY'S FISCAL YEAR OPERATING RESULTS WERE ADVERSELY IMPACTED BY THE WEAKER INDUSTRY DEMAND EXPERIENCED THROUGHOUT 2002. HOWEVER, THE COMPANY CONTINUED ITS EXPANSION PLANS DURING CALENDAR YEAR 2002 WITH THE OPENING OF 23 SERVICE CENTERS, AND CONTINUED ITS INVESTMENT IN OUR MIS INFRASTRUCTURE. OUR ADVANTAGEOUS CAPITAL STRUCTURE AND LOW COST ENVIRONMENT ALLOWED US TO CONTINUE TO INVEST IN OUR BUSINESS DURING A CHALLENGING ENVIRONMENT."

MICHAEL SUMSKY, DIAMOND TRIUMPH'S PRESIDENT AND CHIEF FINANCIAL OFFICER ADDED, "DESPITE THE WEAKER INDUSTRY CONDITIONS, THE COMPANY CONTINUED TO BUILD ADDITIONAL CASH RESERVES DURING 2002, WHICH ENABLED THE COMPANY TO TAKE ADVANTAGE OF AN OPPORTUNITY TO REPURCHASE $7 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES AT A FINANCIAL STATEMENT GAIN OF APPROXIMATELY $1.4 MILLION. WE WERE PLEASED THAT WE WERE ABLE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO REDUCE OUR LONG-TERM DEBT DURING A PERIOD IN WHICH WE MADE SIGNIFICANT INVESTMENTS IN THE INFRASTRUCTURE OF THE COMPANY. AS OF DECEMBER 31, 2002, THE COMPANY CONTINUED TO MAINTAIN CASH RESERVES AND HAD NO OUTSTANDING BANK BORROWINGS."

DIAMOND TRIUMPH AUTO GLASS, INC., HEADQUARTERED IN KINGSTON, PA, IS A LEADING PROVIDER OF AUTOMOTIVE GLASS REPLACEMENT AND REPAIR SERVICES. DIAMOND TRIUMPH CURRENTLY OPERATES 278 COMPANY OWNED AUTOMOTIVE GLASS SERVICE CENTERS, APPROXIMATELY 1,100 MOBILE INSTALLATION VEHICLES AND SIX DISTRIBUTION CENTERS IN 46 STATES. FOR MORE INFORMATION ABOUT DIAMOND TRIUMPH, VISIT THE WEBSITE AT www.diamondtriumph.com.

(1) EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, which for the Company is income from continuing operations plus depreciation and amortization and interest income. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, or GAAP, and should not be considered in isolation or as an alternative to income from operations, net income (loss), cash flows from operating activities or any other measure of performance or liquidity derived in accordance with GAAP. EBITDA is presented because Diamond Triumph believes it is an indicative measure of its operating performance and its ability to meet its debt service requirements and is used by investors and analysts to evaluate companies in its industry as a supplement to GAAP measures.

      Not all companies calculate EBITDA using the same methods; therefore, the EBITDA figures set forth herein may not be comparable to EBITDA reported by other companies. A substantial portion of Diamond Triumph's EBITDA must be dedicated to the payment of interest on its outstanding indebtedness and to service other commitments, thereby reducing the funds available to the Company for other purposes. Accordingly, EBITDA does not represent an amount of funds that is available for management's discretionary use.

                                                          Year Ended December 31,
                                                         2002                    2001
                                                     (in thousands)       (in thousands)
                                                     --------------       --------------

INCOME FROM CONTINUING OPERATIONS ..............            $ 8,777              $18,816
DEPRECIATION AND AMORTIZATION ..................              3,014                2,455
INTEREST INCOME ................................                221                  191
                                                            -------              -------
   EBITDA ......................................            $12,012              $21,462
                                                            =======              =======



CONTACTS: MICHAEL A. SUMSKY, PRESIDENT / CHIEF FINANCIAL OFFICER

          (570) 287-9915 EXT. 3511